Exhibit 99.1

LSI has filed in two legal matters against UMC alleging infringement of a US patent concerning semiconductor processing.

1.Date of occurrence of the event:2008/04/24

2.Company name: United Microelectronics Corp.

3.Relationship to the Company (please enter “head office” or “affiliate company”): Head office

4.Reciprocal shareholding ratios: N/A

5.Cause of occurrence:

LSI has filed in two legal matters against UMC alleging infringement of a US patent concerning semiconductor processing.

LSI filed a complaint in Federal District Court in the Eastern District of Texas naming eighteen companies, including UMC, based on the alleged infringement. LSI also filed a petition with the US International Trade Commission alleging the same patent.

UMC has not yet been served in either matter. These cases will be defended by U.S. counsels retained by the company, and the related information will be disclosed accordingly as required.

UMC affirms her commitment to respect the intellectual property rights of others, and maximizing the benefits of customers, shareholders and the company.

6.Countermeasures: None

7.Any other matters that need to be specified: None